EXHIBIT 99.1

JOINT FILING AGREEMENT

We, the undersigned, hereby express our agreement that the Schedule 13G (or any amendments thereto) relating to the Class A common stock of Ibotta, Inc. is filed on behalf of each of us.

Dated:  September 12, 2025

Clark Jermoluk Founders Fund I LLC

By:

/s/ Louis M. Cohen

Name: Louis M. Cohen

Title: Manager

/s/ James H. Clark

James H. Clark